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                                                                     EXHIBIT 3.1


            FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED


     Donnelley Enterprise Solutions Incorporated, a Delaware corporation (the "Corporation"), HEREBY CERTIFIES that:

     1. The name of the Corporation is Donnelley Enterprise Solutions Incorporated. The Corporation was originally incorporated under the name "LAN Systems, Inc.," pursuant to an original Certificate of Incorporation filed with the Secretary of State on June 14, 1989.

     2. This First Amended and Restated Certificate of Incorporation was duly proposed by the Board of Directors and adopted by its stockholder on September 23, 1996 in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law (the "DGCL").

     3. The text of the Certificate of Incorporation as heretofore amended is hereby amended and restated to read as herein set forth in full:

     FIRST: The name of the Corporation is Donnelley Enterprise Solutions Incorporated.

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle in the State of Delaware. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

     FOURTH: A. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 15,000,000 shares of Common Stock, each with a par value of $.01 per share, and 1,000,000 shares of Preferred Stock, each with a par value of $.01 per share. At the time at which this First Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the "Filing Time"), each share of Common Stock, par value $1.00 per share, of the Corporation that shall be issued and outstanding or held for any purpose in the treasury of the Corporation immediately prior thereto shall be reclassified by changing such share into 31,450 shares of Common Stock, par value $.01 per share.


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     B.  The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and to the fullest extent as may now or hereafter be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Unless otherwise provided in such resolution or resolutions, shares of Preferred Stock of such class or series which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.

     FIFTH: A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one nor more than 15 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected initially for a one-year term, Class II directors initially for a two-year term and Class III directors initially for a three-year term. At each succeeding annual meeting of stockholders beginning in 1997, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy

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resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors may be filled only by a majority of the directors then in office, even if less than a quorum, or a sole remaining director.

     Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

     B. A director may be removed only by the holders of a majority of shares of Common Stock then entitled to vote at an election of directors and only for cause.

     SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     SEVENTH: A. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the DGCL any person who was or is a party to (or witness in) or is threatened to be made a party to (or witness in) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving (or who has agreed to serve) at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with respect to another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement

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actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     B. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding (1) in the case of any action, suit or proceeding against a director of the Corporation shall or (2) in the case of any action, suit or proceeding against an officer, employee or agent of the Corporation may, as authorized by the Board of Directors, be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH.

     C. The indemnification and other rights set forth in this Article SEVENTH shall not be exclusive of any provisions with respect thereto in the By-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

     D. Neither the amendment nor repeal of Section A, B or C of this Article SEVENTH nor the adoption of any provision of this First Restated Certificate of Incorporation inconsistent with Section A, B or C of this Article SEVENTH shall eliminate or reduce the effect of Sections A, B and C of this Article SEVENTH in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to Section A, B or C of this Article SEVENTH if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

     EIGHTH:   Any action required or permitted to be taken by the stockholders of the Corporation may be effected without a meeting of such stockholders by a consent in writing by such stockholders in accordance with Section 228 of the DGCL; provided, however, that after the first date on which R. R. Donnelley & Sons Company, a Delaware corporation ("R.R. Donnelley"), ceases to beneficially own 50 percent or more of the aggregate voting power of the then outstanding Common Stock and Preferred Stock entitled to vote together with the Common Stock as a single class in the election of directors (excluding, for purposes of the foregoing calculation, shares of Common Stock beneficially owned by R.R. Donnelley but not for its own account, such as beneficial ownership arising by virtue of some entity that is an affiliate of R.R. Donnelley being a sponsor or advisor

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of a mutual or similar fund that beneficially owns shares of Common Stock), any action required or permitted to be taken by the stockholders of the Corporation shall be effected only at a duly called annual or special meeting of such stockholders and shall not be effected by a consent in writing by such stockholders in lieu of such a meeting.

     NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to any specific limitation on such power contained in any By-laws adopted by the stockholders of the Corporation and subject to the provisions in this First Restated Certificate of Incorporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation so provide.

     TENTH: In accordance with Section 203(b)(3) of the DGCL, the Corporation expressly elects not to be governed by Section 203 of the DGCL; provided, that in no event shall this Article TENTH apply to any business combination between the Corporation and any person who became an interested stockholder of the Corporation prior to the Filing Time.

     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this First Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.


     IN WITNESS WHEREOF, the Corporation has caused this First Amended and Restated Certificate of Incorporation to be signed on this __th day of ____, 1996 in its name by a duly authorized officer.


                            DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED



                            By:  _______________________________
                                  Chairman, President and Chief
                                    Executive Officer


ATTEST:



By: __________________________
     Secretary

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